Wonder Auto Technology Reports Record Quarterly Sales and Net Income

JINZHOU CITY, China, August 6, 2008 -- Wonder Auto Technology, Inc. (Nasdaq: WATG) ("Wonder Auto" or the "Company"), a leading manufacturer of automotive electrical and suspension parts in China, today announced record quarterly financial results for the second quarter ended June 30, 2008.

Q2 Highlights:

-- Sales revenue increased 55.6% year-over-year to a record US$36.7 million
-- Gross profit rose faster at 68% year-over-year to a record US$9.5 million
-- Net income increased 37.4% year-over-year to US$5.3 million
-- Export sales represented 14% of the higher total revenues
-- EPS rose 25% over same period last year to US$0.20, on 3 million more weighted average shares outstanding.

Second quarter sales revenue rose to a record US$36.7 million, a 55.6% increase from the 2007 second quarter revenue of US$23.6 million. The sales revenue increase was primarily due to the increased demand for the Company’s alternators and starter products from OEMs in China.

With the rising price of gasoline, Chinese consumers regained interest in small-sized automobiles. As a result, the smaller engine market continued to demonstrate solid growth in the first half of 2008. This growing market trend benefited the sales of Wonder Auto's high performance alternators and starters for smaller engines. Additionally, the central government has initiated a number of incentives and policies to encourage the purchase of smaller vehicles with low-emission engines to help the environment. In addition, the Company's sales growth also benefited from the strong sales growth of its key customers. After a lackluster 2007, Beijing Hyundai staged a robust comeback and posted a record setting 50% year-over-year unit sales growth.

2008 second quarter gross profit increased 68% to a record US$9.5 million from a gross profit of US$5.7 million in the same quarter of 2007. Gross margin was 25.9% in the 2008 second quarter compared with 24.0% for the same period last year. The gross margin increase was a combination of higher sales in the 2008 second quarter generating greater economies-of-scale than a year ago and effective cost saving programs. Additionally, the Company’s research and development continues to develop technology and methods to lower raw material usage and component consumption per unit of production.
Operating expenses for the 2008 second quarter were US$2.7 million as compared to US$1.8 million in the same period of 2007, reflecting a 48.4% increase. The higher expenses were mostly from more administrative spending primarily because of the consolidation of Jinzhou Hanhua and Jinzhou Karham since the first quarter of 2008, and the increased professional expenses of being a public company. Because both companies are Wonder Auto’s suppliers, the addition of these two companies increased our administrative costs, but did not increase the sales revenue. As a percentage of sales revenue, administrative expenses remained at 3.9% of sales for the three months ended June 30, 2008, the same percentage as in the 2007 quarter. Selling expenses of US$994,993 were higher in the second quarter due to the increased warranty provision reflecting higher sales, greater sales commission and more traveling expenses due to increased gas prices. The selling expenses were 2.7% as a percentage of revenue in the 2008 quarter compared with 3.0% in the 2007 second quarter. Research and development costs increased to US$290,665 from US$214,174 for the same period in 2007. As a percentage of revenue, research and development costs were 0.8% in the second quarter. The investment in research and development is expected to continue to rise and remain around 1% of sales revenue.

Income from operations was US$6.8 million, a 77.4% increase from US$3.8 million in the second quarter of 2007.

Net income increased 37.4% to a quarterly record of US$5.3 million from US$3.8 million in the same quarter of 2007. Fully diluted earnings per share for the second quarter were US$0.20 versus US$0.16 in the 2007 second quarter. As of June 30, 2008, the weighted average number of shares outstanding on a diluted basis increased by 12.5% to 26,959,994 shares, as compared to 23,959,994 diluted shares outstanding in the same quarter of 2007.

''We continued our strong growth in the 2008 second quarter as starter sales were strong and export sales augmented our growth in the Chinese domestic market. Our investment into our new facilities provide us with more production capacity for further expansion, as we are targeting bigger customers and additional new markets,'' said Chairman and CEO, Mr. Qingjie Zhao.

Financial Condition

As of June 30, 2008, Wonder Auto had US$28.4 million in cash and cash equivalents (including US$6.0 million restricted cash), a current ratio of 1.9 to 1, working capital of US$55.0 million and US$19.4 million long-term debt. Shareholders' equity increased to US$91.4 million. Net trade receivables rose in the second quarter reflecting the higher sales volumes and inventories also increased to accommodate future sales growth. Wonder Auto is also building new facilities. As of June 30, the value of its buildings rose to $11.4 million from $6.9 million at December 31, 2007 and plant and equipment rose to $27.2 million from $20.1 million at the end of 2007.

Events Overview

In April 2008, Wonder Auto’s Board of director adopted the 2008 Equity Incentive Plan. As part of the Plan, the compensation committee of the Board granted stock options to approximately 65 Wonder Auto managers to be vested upon the achievement of pro forma net income results, approximating 40% annual growth, over the next three years. Such plan was approved by shareholders at Wonder Auto’s 2008 annual meeting of stockholders.

Wonder Auto announced that is has joined the Russell 2000 Index when Russell Investments changed its indexes on June 27, 2008.

During the second quarter, the Company also made investor presentations at the Roth 3rd Annual China Discovery Tour and the Piper Jaffray Industrial Growth Conference.

At 2008 Annual Meeting of Stockholders held on Friday, June 20, 2008 in Beijing, Mr. Qingjie Zhao, Wonder Auto's Chairman and Chief Executive Officer, Mr. Meirong Yuan, the Company's Chief Financial Officer and Treasurer, Mr. Larry Goldman, Mr. David Murphy, and Mr. Xingye Zhang, were all re-elected to the Board of Directors. Also, the Wonder Auto Technology, Inc. 2008 Equity Incentive Plan was approved by shareholders, and PFK Hong Kong, Certified Public Accountants, was ratified as the Company's independent registered public accounting firm.

Wonder Auto announced it will exhibit at the Automotive Aftermarket Products Expo (AAPEX), at the Sands Expo Center in Las Vegas, Nevada, between November 2-4, 2008. Wonder Auto will highlight its advanced starter and alternator products, especially those designed and targeting the global markets, as well as its suspension parts. The AAPEX exhibition is the world's largest trade event for the automotive aftermarket.

Business Outlook

For the third quarter to end September 30, 2008, the Company expects sales revenues to grow strongly to US$39.0 million with the gross margin to exceed 25.5%.

Conference Call

The Company will host a conference call, to be simultaneously Webcast on Thursday, August 7 at 8:30 a.m. Eastern Daylight Time / 8:30 p.m. Beijing Time. A question and answer session will follow the management presentation. Mr. Qingjie Zhao (Chairman & CEO), Mr. Ryan Yuan (CFO), Miss Lydia Zhao (assistant CFO) and Mr. Yuechun Xie (Investor Relations Manager) will be the primary speakers for the call.

To participate, please call the following numbers ten minutes before the call start time:

Phone Number + 1 (877) 407-9210 (North America)
Phone Number + 1 (201) 689-8049 (International)

A live Webcast of the conference call will be available on the Investor Relations page of Wonder Auto's web site at http://www.watg.cn . Please visit the Web site at least 15 minutes early to register for the Webcast and download any necessary audio software.

A replay of the call will be available through Thursday, August 21, 2008, at 11:59 p.m. Eastern Daylight Time/11:59 a.m. Beijing Time, on August 22. For the replay, please call:

Phone Number +1 (877) 660-6853 (North America) Phone Number +1 (201) 612-7415 (International) Account Number: 286 Conference ID Number: 292425

About Wonder Auto

Based in Jinzhou City, Liaoning, China, Wonder Auto Technology, Inc., through its Chinese subsidiaries, designs, develops, manufactures and sells automotive electrical parts and suspension products. Wonder Auto was ranked second in sales revenue in the China market for automotive alternators and starters in 2006. With respective 5 different series and over 150 models of alternators, 70 models of starters and various suspension related parts, the Company supplies to a wide range of automakers, engine producers and auto parts suppliers both in domestic China and overseas. Wonder Auto's main customers include Beijing Hyundai Motor Company, Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co. Ltd., Harbin Dongan Automotive Engine Manufacturing Co., Ltd., and Tianjin FAW Xiali Automotive Co., Ltd. For more information, please log on to http://www.watg.cn .

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, those concerning our business outlook and expected income from newly executed agreements as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products, product defects and any related product recall; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China; any statements of belief or intention; any of the factors and risks mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2007 and any subsequent SEC filings. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

Wonder Auto Technology, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
For the three and six months ended June 30, 2008 and 2007
(Unaudited) (Stated in US Dollars)

	Three months ended		Six months ended
	June 30		June 30
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Sales revenue	$36,658,896	$23,555,638	$67,775,603	$45,122,434
Cost of sales	(27,154,953)	(17,899,115)	(50,098,889)	(34,150,905)

Gross profit	9,503,943	5,656,523	17,676,714	10,971,529

Operating expenses
Administrative expenses	1,428,980	910,106	2,767,353	1,576,672
Research and development costs	290,665	214,174	668,222	477,620
Selling expenses	994,993	704,999	1,702,850	1,356,615

	2,714,638	1,829,279	5,138,425	3,410,907

Income from operations	6,789,305	3,827,244	12,538,289	7,560,622
Interest income	54,684	38,068	167,154	54,777
Other income	308,263	15,531	413,326	39,326
Government grants	-	786,154	-	786,154
Finance costs	(621,314)	(592,890)	(1,687,486)	(1,012,282)
Equity in net income of an
unconsolidated affiliate	225,122	-	225,122	34,147

Income before income taxes	6,756,060	4,074,107	11,656,405	7,462,744
Income taxes - Note 4	(796,426)	34,090	(1,227,243)	(432,724)
Minority interests	(693,734)	(276,706)	(1,177,479)	(486,077)

Net income	$5,265,900	$3,831,491	$9,251,683	$6,543,943

Other comprehensive income
Foreign currency translation
adjustments	1,502,606	709,413	3,691,508	1,076,742

Comprehensive income	$6,768,506	$4,540,904	$12,943,191	$7,620,685

Earnings per share: basic and diluted	$0.20	$0.16	$0.34	$0.27

Weighted average number of shares outstanding:

basic and diluted	26,959,994	23,959,994	26,959,994	23,959,994

Wonder Auto Technology, Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2008 and December 31, 2007
(Stated in US Dollars)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$22,376,705	$26,102,993
Restricted cash	6,036,175	8,613,262
Trade receivables (net of allowance of doubtful accounts
of $56,231 in 2008 and $37,071 in 2007)	49,436,853	38,124,411
Bills receivable	11,065,438	11,766,478
Advances to staff	360,704	314,964
Other receivables, prepayments and deposits	4,888,201	1,320,483
Inventory	20,818,962	12,634,786
Amount due from a related company	-	74,822
Deferred taxes	253,968	307,338

Total current assets	115,237,006	99,259,537
Intangible assets	17,953,146	16,873,051
Property, plant and equipment, net	31,164,423	22,516,900
Land use rights	2,840,594	1,235,029
Deposit for acquisition of property, plant and equipment
and land use right	4,730,907	2,072,458
Investment in a non-consolidated affiliate	5,225,122	-
Deferred taxes	706,623	439,760

TOTAL ASSETS	$177,857,821	$142,396,735

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$18,683,127	$12,726,989
Bills payable	14,189,105	15,903,600
Other payables and accrued expenses	2,870,885	2,413,140
Provision for warranty	1,523,729	1,124,655
Income tax payable	922,180	666,589
Secured short-term bank loans	22,046,000	10,282,500

Total current liabilities	60,235,026	43,117,473

Secured long-term bank loans	19,402,036	17,622,186

TOTAL LIABILITIES	79,637,062	60,739,659

COMMITMENTS AND CONTINGENCIES

MINORITY INTERESTS	6,835,175	3,214,683

STOCKHOLDERS’ EQUITY
Preferred stock: par value $0.0001 per share; authorized
10,000,000 shares, none issued and outstanding	-	-
Common stock: par value $0.0001 per share; authorized
90,000,000 shares, issued and outstanding 26,959,994
shares in 2008 and 2007	2,696	2,696
Additional paid-in capital	44,870,304	44,870,304
Statutory and other reserves	4,857,660	4,857,660
Accumulated other comprehensive income	8,113,540	4,422,032
Retained earnings	33,541,384	24,289,701

TOTAL STOCKHOLDERS’ EQUITY	91,385,584	78,442,393

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$177,857,821	$142,396,735

Wonder Auto Technology, Inc.
Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2008 and 2007
(Unaudited) (Stated in US Dollars)

	Six months ended June 30
	(Unaudited)
	2008	2007
Cash flows from operating activities
Net income	$9,251,683	$6,543,943
Adjustments to reconcile net income to net cash (used in)
provided by operating activities:
Depreciation	1,536,209	929,352
Amortization of intangible assets and land use rights	58,020	26,500
Deferred taxes	(164,912)	(56,238)
(Gain) loss on disposal of property, plant and equipment	(1,205)	15,636
Provision for doubtful debts	15,676	8,923
Provision (recovery) of obsolete inventories	23,570	(57,493)
Exchange loss on translation of monetary assets and liabilities	180,952	100,764
Equity net income of a non-consolidated affiliate	(225,122)	(34,147)
Minority interests	1,177,479	486,077
Changes in operating assets and liabilities:
Trade receivables	(8,287,289)	(3,214,204)
Bills receivable	3,337,080	(6,669,000)
Other receivables, prepayments and deposits	(1,634,771)	194,470
Advances to staff	(73,628)	(289,359)
Inventory	(6,304,964)	(195,332)
Trade payables	4,432,755	1,881,863
Bills payable	(2,616,886)	880,741
Other payables and accrued expenses	(2,210,222)	454,752
Amount due from a related company	78,516	-
Provision for warranty	318,877	(104,142)
Income tax payable	221,870	(308,489)

Net cash flows (used in) provided by operating activities	(886,312)	594,617

Cash flows from investing activities
Payments to acquire intangible assets	(4,152)	(326)
Payments to acquire and for deposit for acquisition of
property, plant and equipment and land use right	(7,581,996)	(3,247,305)
Proceeds from sales of property, plant and equipment	85,533	11,171
Installment payment to acquire Jinzhou Dongwoo	-	(2,420,000)
Decrease (Increase) in restricted cash	3,025,786	(560,312)
Net cash paid to acquire Jinzhou Hanhua	(3,042,676)	-
Net cash paid to acquire Money Victory	(5,000,000)	-
Net cash paid to acquire Jinzhou Karham	(703,712)	-
Net cash paid to acquire Fuxin Huirui	(140,990)	-
Net cash paid to acquire Jinzhou Wanyou	-	(3,426,485)

Net cash flows used in investing activities	$(13,362,207)	$(9,643,257)

Cash flows from financing activities
Dividend paid to minority stockholders	$-	$(357,280)
Dividend paid to Winning	-	(343,934)
New bank loans	16,643,208	18,939,379
Repayment of bank loans	(6,987,856)	(7,977,971)

Net cash flows provided by financing activities	9,655,352	10,260,194

Effect of foreign currency translation on cash and cash equivalents	866,879	304,366

Net (decrease) increase in cash and cash equivalents	(3,726,288)	1,515,920

Cash and cash equivalents - beginning of period	26,102,993	8,203,699

Cash and cash equivalents - end of period	$22,376,705	$9,719,619

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$1,117,712	$750,402
Income taxes	$1,568,403	$493,508

For further information, please contact:

Yuechun Xie
Investor Relations Manager
Wonder Auto Technology, Inc.
Tel: +86-800-890-2596
Tel: +86-416-266-1186
Email: ycxie@watg.cn

Kevin Theiss
Investor Relations
Grayling Global
Tel: +1-646-284-9409
Email: ktheiss@hfgcg.com

Stacy Dimakakos
Media Relations
Grayling Global
Tel: +1-646-284-9417
Email: sdimakakos@hfgcg.com

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